Exhibit 99.1

N E W S R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (May 2, 2013)

BAKER REPORTS HIGHER NET INCOME AND EPS FOR FIRST QUARTER 2013

PITTSBURGH — Michael Baker Corporation (NYSE MKT:BKR) today announced its financial results for the first quarter of 2013, including significant increases in net income and earnings per share compared to the first quarter of 2012. In addition, the Company’s Board of Directors declared an $0.18 per share dividend for the second quarter of 2013, payable on July 2 to shareholders of record on June 12. This represents a $0.02 per share increase from the dividend paid for the first quarter of 2013.

For the quarter, Baker reported net income of $5.5 million, or $0.57 per diluted share, on revenues of $144.0 million, compared to net income of $1.7 million, or $0.18 per diluted share, on revenues of $151.7 million in the first quarter of 2012.

The substantial improvement in first-quarter 2013 net income and earnings per share resulted from increases in both of the Company’s business segments’ operating income. This was due mainly to the timing of revenue recognition on certain projects in the Transportation segment, which contributed $3.0 million, higher utilization, a decrease in acquisition-related intangible asset amortization expenses, and a $3.3 million reduction in selling, general and administrative costs primarily related to the performance improvement plan. These factors were partially offset by the decrease in revenue in the first quarter of 2013, which resulted primarily from a decrease in work performed for the Department of Defense and declines in work performed for certain key Transportation clients. The 2012 first quarter benefitted from the favorable impact of a recovery of $1.1 million related to claims due from a professional liability insurer that is in liquidation.

Selling, general and administrative expenses expressed as a percentage of revenue were 13.3 percent for the current period compared to 14.8 percent for the first quarter of 2012. This decrease is primarily attributable to the period-over-period decrease in SG&A personnel and a general reduction in overhead expenses.

The Company’s effective income tax rate was 39 percent for the first quarter of 2013, compared to 38 percent for the first quarter of 2012. The difference between the effective income tax rate of 39 percent and the tax expenses for 2013 related to a settlement with the IRS for a previous assessment which resulted in a reversal of tax liabilities.

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ADD ONE – BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2013

Total backlog at March 31, 2013, was $1.66 billion, compared to $1.65 billion at December 31, 2012. Of these totals, $644 million and $649 million, respectively, are considered funded backlog.

As of March 31, 2013, the Company had cash and investment balances of $79.3 million, compared to $77.4 million at December 31, 2012, and no debt.

Commenting on the results, H. James McKnight and Michael J. Zugay, office of the chief executive, said, “We are pleased with the significant improvement we were able to achieve in the first quarter of 2013. Our revenue, while down from 2012, was in line with our expectations, and our results demonstrate the progress we have made in better aligning our cost structure with the current industry environment. Overall, it is a good start to the year and we are hopeful that this favorable trend in our performance will continue.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Thursday, May 2, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

Note with respect to Forward-Looking Statements:

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of our 2012 Form 10-K as well as the Company’s other reports filed with the Securities and Exchange Commission; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure; changes in loan relationships or sources of financing; changes in management; changes in information systems; and divestitures and acquisitions; and the potential effects of our ongoing strategic assessment process. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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ADD TWO — BAKER FIRST QUARTER 2013 FINANCIAL RESULTS

FINANCIAL SUMMARY

(Unaudited)

	For the three months ended
Operating Results (In thousands, except earnings per share)	March 31, 2013	April 1, 2012

Revenues	$143,968	$151,659

Gross profit	26,799	23,817

Operating income	7,708	1,411

Income before income taxes and noncontrolling interest	8,520	1,736

Net income from continuing operations attributable to Michael Baker Corporation	5,533	959

Income from discontinued operations, net of tax	—	737

Net income attributable to Michael Baker Corporation	$5,533	$1,696

Earnings per share:
Basic-net income	$0.58	$0.18
Diluted-net income	0.57	0.18

Cash dividends declared per share	$0.16	$—

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ADD THREE — BAKER FIRST QUARTER 2013 FINANCIAL RESULTS

Segment Results (Unaudited)

(In millions)	For the three months ended
	March 31, 2013	April 1, 2012

Revenues
Transportation	$75.1	$80.5
Federal	68.9	71.2

Total revenues	$144.0	$151.7

Gross Profit
Transportation	$15.4	$13.4
Federal	11.4	11.3
Corporate	—	(0.9)

Total gross profit	26.8	23.8

Less: SG&A
Transportation	(10.5)	(12.2)
Federal	(8.6)	(10.2)

Total SG&A	(19.1)	(22.4)

Total income/(loss) from operations
Transportation	4.9	1.2
Federal	2.8	1.1
Corporate	—	(0.9)

Total operating income	$7.7	$1.4

Backlog
	As of
(In millions)	March 31, 2013	December 31, 2012
Funded	$644.2	$648.5
Unfunded	1,016.2	997.5

Total	$1,660.4	$1,646.0

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ADD FOUR — BAKER FIRST QUARTER 2013 FINANCIAL RESULTS

Condensed Balance Sheet (Unaudited)
(In thousands)	As of
	March 31, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$68,112	77,367
Short term investments	1,500	—
Available for sale securities	9,683	—
Receivables, net	91,524	85,733
Unbilled revenues on contracts in progress	77,494	78,062
Prepaid expenses and other	9,784	11,361

Total current assets	258,097	252,523

Property, plant and equipment, net	16,351	17,286
Goodwill and other intangible assets, net	92,820	94,363
Other long-term assets	8,797	9,237

Total assets	$376,065	$373,409

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$40,176	$41,386
Accrued compensation and insurance	37,051	30,723
Billings in excess of revenues on contracts in progress	18,875	22,215
Other accrued expenses	30,134	31,220

Total current liabilities	126,236	125,544

Other long-term liabilities	20,104	22,713

Total liabilities	146,340	148,257

Common Stock	10,184	10,172
Additional paid-in capital	70,227	69,514
Retained earnings	154,075	150,087
Accumulated other comprehensive loss	(8)	—
Less - Treasury shares	(5,313)	(5,173)

Total Michael Baker Corporation shareholders’ investment	229,165	224,600
Noncontrolling interests	560	552

Total shareholders’ investment	229,725	225,152

Total liabilities & shareholders’ investment	$376,065	$373,409

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